RUNKEL FUNDS, INC.


                             AUDIT COMMITTEE CHARTER


ESTABLISHMENT AND PURPOSE

     The Board of Trustees (the "Board") of Runkel Funds, Inc. (the "Trust"), has established an Audit Committee (the "Committee"). The primary purpose of the Committee is to oversee the accounting and financial reporting policies, practices and internal controls of the Runkel Value Fund (the "Fund").

     The Committee will endeavor to assure the quality and objectivity of the Fund's independent audit and the Fund's financial statements, act as a liaison between the Board and the Fund's independent, external auditors, and periodically report to the Board. In performing its duties, the Committee shall have unrestricted access to the Fund's independent auditors, investment manager, subadviser and administrator, as well as the executive and financial management of the Fund.

Composition

     All members of the Board of Trustees who are not "interested persons" of the Trust, as such term is defined by the Investment Company Act of 1940 and regulations enacted thereunder, shall automatically be appointed to the Committee. The Committee may elect a chairman, who will preside over Committee meetings (the "Chairman").

MEETINGS

     The Committee will meet on a regular basis, but not less frequently than annually. The Chairman will establish an Agenda for each meeting. Special meetings shall be called as circumstances require. The Chairman of the Committee may invite Board officers and other interested parties to participate in meetings. The Committee, in its discretion, may meet in executive session outside the presence of Board officers and other parties.

     A majority of the Committee's members will constitute a quorum. At any meeting of the Committee, the decision of a majority of the members present and voting will be determinative as to any matter submitted to a vote.

REPORTING

     The Committee Chairman will report to the Board of Trustees on the result of its reviews and make such recommendations as deemed appropriate. The Committee will keep minutes of its meetings, which will be available to the full Board for its review.

AMENDMENTS

     This charter may be amended by a vote of a majority of the Committee members.

DUTIES AMD RESPONSIBILITIES

A.       Audit Oversight

     The Committee shall have the following specific duties and responsibilities

     o In connection with the operation of the Fund, the Committee will recommend to the Board the selection, retention, compensation, or termination of an independent public accounting firm.

     o The Committee will review the scope of the Fund's proposed audit each year, including the extent of audit and non-audit services provided to the Fund by the independent auditors, and the audit procedures to be utilized. At the conclusion of each audit, the Committee will review the audit, including any comments or recommendations, with the independent auditors.

     o For services by the independent auditor engaged after May 6, 2003, the Committee will: (a) pre-approve all audit and non-audit services provided to the Fund by the independent auditors, or (b) establish policies and procedures for the pre-approval of audit and non-audit services provided that the policies and procedures are detailed as to the particular service, the Committee is informed of each service, and such policies and procedures do not include delegation of the Committee's responsibilities to management. The Committee also must follow this pre-approval process for the auditor's engagements for non-audit services with the Fund's investment adviser (including a sub-adviser whose role is primarily portfolio management and is sub-contracted or overseen by another investment adviser) and any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the Fund if the engagement relates directly to the operations and financial reporting of the Fund. This requirement of pre-approval for services of the independent auditor may only be waived to the extent allowed by the Investment Company Act of 1940 or the Exchange Act of 1934, or any rules promulgated thereunder.

     o The Committee will discuss with Fund management the performance of the independent auditors and their recommendation with respect to the reasonableness of the auditors' fees, and will submit a recommendation to the Board regarding the retention of the independent auditors.

     o The Committee will review the Fund's annual report to shareholders and any significant underlying accounting policies, as described by the Fund's independent auditors.

     o The Committee will review with the Fund's independent auditors the adequacy and effectiveness of relevant internal controls and procedures and the quality of the staff implementing those controls and procedures.

     o As necessary, the Committee will review with the independent auditors, Fund management, the investment manager and the subadviser any "illegal act," as defined in Section 10A of the Securities Exchange Act of 1934, as amended, and required by that statute to be reported to the Committee, or other significant issues that could have a material effect on the Fund's financial statements.

     o With the advice of legal counsel and the independent auditors, as appropriate, the Committee will promptly develop a recommendation to Fund management and the investment manager designed to remedy any "illegal acts" or other significant matters brought to the attention of the Committee.

     o The Committee will review with the independent auditor such reports as the auditor is required to provide to the Committee, including reports relating to (a) critical accounting policies and practices, (b) alternative accounting treatments of financial information, and (c) other material written communications between the auditor and management of the Fund.

B.       Other

     The Committee will review with Fund management and the investment manager:

     o    any compliance matter brought to the attention of the Committee; and

     o any comments from or matters brought to management's attention by the staff of the Securities and Exchange Commission.